Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-164690

PROSPECTUS
HANMI FINANCIAL CORPORATION
Common Stock

     This prospectus relates to the potential resale of up to 5,070,423 shares of our common stock that the selling stockholder named in this prospectus may offer for sale from time to time. The registration of the shares of common stock does not necessarily mean that the selling stockholder will offer or sell all or any of these securities. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholder, but we will incur expenses in connection with the registration of the securities.
     The initial selling stockholder and its successors, including transferees, which we collectively refer to as the selling stockholder, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling stockholder will be responsible for underwriting discounts or commissions or agents’ commissions.
     Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “HAFC.” On May 18, 2010, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $2.31 per share. You are urged to obtain current quotations of the common stock.
     Investing in our common stock involves risks. Before buying our common stock, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” on page 6 of this prospectus and in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10–K and in any quarterly report on Form 10–Q, as well as in any prospectus supplements relating to specific offerings.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is May 19, 2010

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf registration statement, the selling stockholder may, from time to time, sell the offered securities described in this prospectus in one or more offerings. We will not receive any proceeds from the resale by the selling stockholder of the offered securities described in this prospectus.
     Additionally, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling stockholder. We may also provide a prospectus supplement to add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
     This prospectus and any accompanying prospectus supplement do not contain all of the information included in the shelf registration statement. We have omitted parts of the shelf registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the shelf registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the shelf registration statement, please see that agreement or document for a complete description of these matters.
     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.
     In this prospectus, the terms “we,” “us,” and “our” refer to Hanmi Financial Corporation, and our consolidated subsidiaries, unless otherwise stated or the context otherwise requires. The terms “our banking subsidiary” or “the Bank” refer to Hanmi Bank, unless otherwise stated or the context otherwise requires.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus much of the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating the information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any information filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or previously incorporated by reference in this prospectus.
     We incorporate by reference into this prospectus the following documents or information that we previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Our Annual Report on Form 10-K for the year ended December 31, 2009, as amended on April 30, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Our Current Report on Form 8-K filed with the SEC on March 22, 2010; and

•	The description of our capital stock set forth in our registration statement on Form 8-A, and all amendments thereto, filed with the SEC on April 21, 2000.

     These documents contain important information about our business and our financial performance.
     We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of the filing of the registration statement and prior to the termination of the offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:
David Yang
Investor Relations Officer
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
(213) 382-2200
     Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov and our website: www.hanmi.com (the other information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement).
     We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copy as set forth above.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
     This prospectus, any accompanying prospectus supplements and the documents incorporated by reference in this prospectus contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “would,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” or the negative such terms and other similar words and expressions of future intent.
     Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. By their nature, forward-looking statements are subject to numerous assumptions, risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in any accompanying prospectus supplement and those included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and other factors described in our periodic reports filed from time to time with the SEC. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements we make or incorporate by reference in this prospectus include, but are not limited to:
•	failure to continue as a going concern;

•	failure to maintain adequate levels of capital and liquidity to support our operations;

•	a significant number of our customers failing to perform under their loans and other terms of credit agreements;

•	the effect of regulatory orders we have entered into and potential future supervisory action against us or the Bank;

•	fluctuations in interest rates and a decline in the level of our interest rate spread;

•	failure to attract or retain deposits;

•	sources of liquidity available to us and to the Bank becoming limited or our potential inability to access sufficient sources of liquidity when needed or the requirement that we obtain government waivers to do so;

•	adverse changes in domestic or global financial markets, economic conditions or business conditions;

•	regulatory restrictions on the Bank’s ability to pay dividends to us and on our ability to make payments on Hanmi Financial obligations;

•	significant reliance on loans secured by real estate and the associated vulnerability to downturns in the local real estate market, natural disasters and other variables impacting the value of real estate;

•	failure to attract or retain our key employees;

•	failure to maintain our status as a financial holding company;

•	adequacy of our allowance for loan losses;

•	credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses;

•	volatility and disruption in financial, credit and securities markets, and the price of our common stock;

•	deterioration in the financial markets that may result in other-than-temporary impairment charges relating to our securities portfolio;

•	competition in our primary market areas;

•	demographic changes in our primary market areas; and

•	significant government regulations, legislation and potential changes thereto.
     The cautionary statements in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference herein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.
HANMI FINANCIAL CORPORATION
General
     We are a Delaware corporation, incorporated on March 14, 2000 for the purpose of becoming a holding company for Hanmi Bank. We became a registered holding company for Hanmi Bank in June 2000, and thereafter have been subject to the Bank Holding Company Act of 1956, as amended, or the “BHCA.” Also in 2000, we elected to become a “financial holding company” under the BHCA.
     We are a diversified financial holding company offering a broad array of financial services through our wholly-owned banking subsidiary, Hanmi Bank, and our wholly-owned insurance agency subsidiaries, Chun-Ha Insurance Services, Inc., or “Chun-Ha,” and All World Insurance Services, Inc., or “All World.” As of March 31, 2010, we had, on a consolidated basis, total assets of $3.0 billion, net loans receivable of $2.5 billion, investment securities available for sale of $113.4 million, total deposits of $2.7 billion, and stockholders’ equity of $101.0 million.
     Hanmi Bank, our primary subsidiary, is a state chartered bank that was incorporated under the laws of the State of California on August 24, 1981. Hanmi Bank’s deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits thereunder, and Hanmi Bank is a member of the Federal Reserve System. Hanmi Bank’s main office is located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010.
     Hanmi Bank is a community bank, with its primary market including the Korean-American community as well as other communities in the multi-ethnic populations of Los Angeles County, Orange County, San Bernardino County, San Diego County, the San Francisco Bay area, and the Silicon Valley area in Santa Clara County, California. Hanmi Bank’s full-service offices are strategically located in areas where many of the businesses are owned by immigrants and other minority groups. Hanmi Bank’s client base reflects the multi-ethnic composition of those communities. As of March 31, 2010, Hanmi Bank maintained a network of 27 full-service branch offices in California and two loan production offices in Virginia and Washington.
     Hanmi Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in California and the United States, including the acceptance of checking, savings and time deposits and the making of commercial and consumer loans, residential mortgage loans, real estate loans, lease financing, and other installment and term loans. Through Chun-Ha and All World, our insurance subsidiaries, we are also able to offer our customers a wide array of insurance services and products, including life, commercial, automobile, health, and property and casualty insurance.
     Our principal office is located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, and our telephone number is (213) 382-2200. Our Internet website address is www.hanmi.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement.

Regulatory Enforcement Actions
     On November 2, 2009, the members of the Board of Directors of Hanmi Bank consented to the issuance of a Final Order (the “Order”) from the California Department of Financial Institutions (the “DFI”). On the same date, Hanmi Financial and Hanmi Bank entered into a Written Agreement (the “Agreement”) with the Federal Reserve Bank of San Francisco (the “FRB”). The Order and the Agreement contain substantially similar provisions.
     The Order and the Agreement require the Board of Directors of Hanmi Bank to prepare and submit written plans to the DFI and the FRB that address the following items: (i) strengthening board oversight of the management and operation of Hanmi Bank; (ii) strengthening credit risk management practices; (iii) improving credit administration policies and procedures; (iv) improving Hanmi Bank’s position with respect to problem assets; (v) maintaining adequate reserves for loan and lease losses; (vi) improving the capital position of Hanmi Bank and, with respect to the Agreement, of Hanmi; (vii) improving Hanmi Bank’s earnings through a strategic plan and a budget for 2010; (viii) improving Hanmi Bank’s liquidity position and funds management practices; and (ix) contingency funding. In addition, the Order and the Agreement place restrictions on Hanmi Bank’s lending to borrowers who have adversely classified loans with the Bank and requires Hanmi Bank to charge off or collect certain problem loans. The Order and the Agreement also require Hanmi Bank to review and revise its allowance for loan and lease losses consistent with relevant supervisory guidance. Hanmi Bank is also prohibited from paying dividends, incurring, increasing or guaranteeing any debt, or making certain changes to its business without prior approval from the DFI, and Hanmi Financial and Hanmi Bank must obtain prior approval from the FRB prior to declaring and paying dividends.
     Under the Order, Hanmi Bank is also required to increase its capital and maintain certain regulatory capital ratios prior to certain dates specified in the Order. By July 31, 2010, Hanmi Bank will be required to increase its contributed equity capital by not less than an additional $100 million. Hanmi Bank will be required to maintain a ratio of tangible shareholder’s equity to total tangible assets as follows:

Ratio of Tangible Shareholder’s Equity
Date	to Total Tangible Assets
By December 31, 2009	Not Less Than 7.0 Percent
By July 31, 2010	Not Less Than 9.0 Percent
From December 31, 2010 and Until the Order is Terminated	Not Less Than 9.5 Percent
     If Hanmi Bank is not able to maintain the capital ratios identified in the Order, it must notify the DFI, and Hanmi Financial and Hanmi Bank are required to notify the FRB if their respective capital ratios fall below those set forth in the capital plan to be submitted to the FRB. As of March 31, 2010, Hanmi Bank had a Tier 1 leverage ratio of 5.68 percent and tangible stockholder’s equity to total tangible assets ratio of 5.89 percent.
     In response to the Order and the Agreement, we and Hanmi Bank have taken, and intend to take, the following corrective and remedial actions to address the issues identified in the enforcement actions:
•	Board committees have been reorganized after a board assessment was conducted to leverage the experience and skill base of our directors and improve board oversight of the Bank’s operations.

•	Tools, such as master calendar of scheduled events and policy exception trigger tables, have been created to assist the Board’s ability to monitor the Bank’s operations more effectively.

•	Jung Hak Son, a 24 year member of the Bank, has been appointed to the Chief Credit Officer position.

•	Loan policies and procedures continue to be adjusted and enhanced to keep current with the rapidly changing credit and economic environment.

•	Allowance for loan loss quantitative and qualitative factors have been changed to reflect the higher risk in the loan portfolio due to the recessionary economy.

•	The credit department has also been reorganized and reinforced with additional personnel to increase the level of management loan review and loan monitoring.

•	Written plans have been developed for each problem loan greater than $3 million and the plans implemented and monitored to improve loan work out and loan collection.

•	The Bank’s strategic plan has been reviewed and revised, then approved by the board of directors.

•	The Bank’s liquidity management plan and contingency funding plan have been significantly revised to reflect the additional restrictions and challenges of the market.

•	The capital plan has been revised and significant effort is being made to raise the required capital within the time frame mandated by the Order.

•	A Compliance Committee has been organized to monitor the progress toward full compliance with all the provisions of the Order and the Agreement and approves the reports prior to submission to the regulatory agencies in accordance with the prescribed time schedules.
Policies and procedures have been developed, plans have been formulated, documented, approved and submitted, and administrative requirements, such as submission of quarterly progress reports, are also being met. However, the results of these actions are still subject to review by our regulators.
     In conjunction with regulatory requirements, during 2009, the Bank has enhanced loan policies and procedures. First, we enhanced existing policies and procedures regarding the monitoring of loans to be more stringent as well as limiting and making allowances for exceptions to our loan policy more difficult. Second, we centralized the loan underwriting and approval processes, including centralizing the credit underwriting function at two locations, creating a central monitoring mechanism to monitor all loans, and increasing resources in departments of the Bank engaged in addressing problem assets.
     In addition, we have incorporated both internal and external loan review functions to continuously reassess the quality of loans, especially those deemed as high risk. On a need basis for collateral dependant loans, re-appraisals have been conducted to proactively monitor for potential shortfalls as well as ensure adequacy of the Bank’s allowance for loan and lease loss.
Capital Plan
     Separately, Hanmi Financial has committed to the FRB that it will adopt a consolidated capital plan to augment and maintain a sufficient consolidated capital position. In addition, Hanmi Financial has agreed that it will not (i) declare or pay any dividends or make any payments on its trust preferred securities or any other capital distributions without the prior written consent of the FRB, and (ii) incur, increase or renew any existing debt or purchase, redeem or otherwise acquire any of its capital stock without the prior written consent of the FRB. In order to preserve its capital position, the Board of Hanmi Financial has elected to defer quarterly interest payments on its outstanding trust preferred securities until further notice, beginning with the interest payment that was due on January 15, 2009. Finally, Hanmi Financial has agreed to provide prior written notice and obtain the consent of the FRB prior to appointing any new directors or senior executive officers.
Going Concern
     As previously mentioned, we are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. As part of the recently issued DFI Final Order, Hanmi Bank is also required to increase its capital and maintain certain regulatory capital ratios prior to certain dates specified in the Order. By July 31, 2010, Hanmi Bank will be required to increase its contributed equity capital by not less than an additional $100 million.
     We have also committed to the FRB to adopt a consolidated capital plan to augment and maintain a sufficient capital position. Our existing capital resources may not satisfy our capital requirements for the foreseeable future and may not be sufficient to offset any problem assets. Further, should our asset quality erode and require significant additional provision for credit losses, resulting in consistent net operating losses at Hanmi Bank, our capital levels will decline and we will need to raise capital to satisfy our agreements with our regulators.
     Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot be certain of our ability to raise additional capital on terms acceptable to us. Our inability to raise additional capital or comply with the terms of the Order and the Agreement raises substantial doubt about our ability to continue as a going concern.

RISK FACTORS
     An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.
USE OF PROCEEDS
     We will not receive any proceeds from any sale of shares of our common stock by the selling stockholder pursuant to this prospectus. The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares covered by this prospectus. We will bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.
DESCRIPTION OF CAPITAL STOCK
     The following summary describes the material features and rights of our capital stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated certificate of incorporation and bylaws.
General
     Our authorized capital stock consists of 210,000,000 shares, of which 200,000,000 shares are common stock, par value $0.001 per share, and 10,000,000 shares are preferred stock, par value $0.001 per share. Our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, validly issued, fully paid and non-assessable. As of May 17, 2010, there were 51,182,390 shares of our common stock outstanding, held by approximately 316 stockholders of record, and no shares of our preferred stock were outstanding. As of May 17, 2010, 1,137,115 shares of our common stock were reserved for issuance upon the exercise of options that have been granted under our existing stock option plan.
Common Stock
     Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding (including holders of our junior subordinated debentures).
     Our board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.
     Dividends and Other Distributions. Subject to certain regulatory restrictions, we may pay dividends out of our statutory surplus or from certain net profits if, as and when declared by our board of directors. The holders of our common stock are entitled to receive and share equally in dividends declared by our board of directors out of funds legally available for such dividends. If we issue preferred stock in the future, the holders of that preferred stock may have a priority over the holders of our common stock with respect to dividends.
     We are a bank holding company, and our primary source for the payment of dividends is dividends from our direct, wholly-owned subsidiary, Hanmi Bank. Various banking laws applicable to Hanmi Bank limit the payment of dividends, management fees and other distributions by Hanmi Bank to us, and may therefore limit our ability to pay dividends on our common stock. On August 29, 2008, our board of directors announced its decision to suspend the quarterly cash dividend previously paid on shares of our common stock. The most recent quarterly dividend of $0.03 per share was paid on July 21, 2008. In addition, on November 2, 2009, the board of directors of Hanmi Bank consented to the issuance of a Final Order from the California Department of Financial Institutions that currently restricts the Bank from paying dividends without the prior approval of the department. In addition, on November 2, 2009, Hanmi Financial and Hanmi Bank entered into a Written Agreement that restricts each of Hanmi Financial and Hanmi Bank from paying dividends without the prior approval of the Federal Reserve Bank of San Francisco. Accordingly, our ability to pay dividends will be restricted until these regulatory orders are lifted.
     Under the terms of our trust preferred financings on January 8, 2004, March 15, 2004, and April 28, 2004, respectively, we cannot declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under such debt instrument has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to twenty consecutive quarterly interest payment periods. In October 2008, our board of directors elected to defer quarterly interest payments on its trust preferred securities until further notice. In addition, we are currently restricted from making payments of principal or interest on our trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve Bank of San Francisco.
     Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our board of directors may deem relevant.
     Voting Rights. The holders of our common stock currently possess exclusive voting rights on matters that come before our stockholders. Our common stockholders elect our board of directors and act on such other matters as are required to be presented to our stockholders under Delaware law, our amended and restated certificate of incorporation or as may be otherwise presented to our stockholders by our board of directors. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders. There is no cumulative voting in the election of directors.
     Anti-Takeover Provisions. Provisions of our amended and restated certificate of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Hanmi Financial Corporation without negotiation with our board of directors. The effect of these provisions is discussed briefly below.
•	Authorized Stock. The shares of our common stock authorized by our amended and restated certificate of incorporation but not issued provide our board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. Our board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of Hanmi Financial Corporation.

•	Stockholder Action by Unanimous Written Consent. Our amended and restated certificate of incorporation prohibits stockholder action by written consent. The purpose of this provision is to prevent any person or persons holding the percentage of our voting stock otherwise required to take corporate action from taking that action without giving notice to other stockholders and without satisfying the procedures required by our bylaws to hold a stockholder meeting.

•	Amendment of Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation requires the approval of 66 2/3% of our stockholders to amend certain of the provisions of our amended and restated certificate of incorporation. This requirement is intended to prevent a stockholder who controls a majority of our common stock from avoiding the requirements of important provisions of our amended and restated certificate of incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of our common stock could block the future repeal or modification of certain provisions of our amended and restated certificate of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of our common stock.

     Business Combination Provisions. Our amended and restated certificate of incorporation elects to be subject to the requirements of Section 203 of the Delaware General Corporation Law.
     Section 203 of the Delaware General Corporation Law generally prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is defined generally as someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:
•	either the business combination or the transaction that caused the person to become an interested stockholder was approved by the board of directors prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.
     In addition to the foregoing, our amended and restated certificate of incorporation contains heightened restrictions on business combinations with an interested stockholder or an affiliate of any interested stockholder, which is defined generally as someone who is the beneficial owner of 10% or more of our capital stock or who is an affiliate of Hanmi Financial Corporation and who, within the past two years, was the beneficial owner of 10% or more of our capital stock, unless:
•	the business combination is approved by the affirmative vote of not less than 66 2/3% of the outstanding shares of voting stock; and

•	the business combination is approved by a majority of the voting power of all outstanding shares of our voting stock, other than shares held by interested stockholders or affiliates of interested stockholders.
     A business combination may also be permitted under our amended and restated certificate of incorporation if a majority of our disinterested directors have approved the business combination and the business combination has been approved by the affirmative vote of our stockholders as required by law. Alternatively, our amended and restated certificate of incorporation permits a business combination if it has been approved by a majority of the voting power of all outstanding shares of our voting common stock and if certain price considerations required by our amended and restated certificate of incorporation have been satisfied.
     The effect of Section 203 of the Delaware General Corporation Law and the business combination provisions of our amended and restated certificate of incorporation could have the effect of preventing the acquisition of control of Hanmi Financial Corporation by an interested stockholder or its affiliate, even though that interested stockholder or its affiliate would otherwise have the ability to engage in the business combination.
     Preemptive Rights. Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.
     Listing. Our common stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.”
     Transfer Agent. The transfer agent for our common stock is Computershare Limited. The transfer agent’s address is Computershare Investor Services, 250 Royall Street, Canton, MA 02021.

SELLING STOCKHOLDER
     On June 12, 2009, we entered into a Securities Purchase Agreement (as amended, the “Securities Purchase Agreement”) with Leading Investment & Securities Co., Ltd., a Korean securities broker-dealer (the “selling stockholder”), providing for the sale of 8,079,612 unregistered shares of our common stock, par value $0.001 per share, to the selling stockholder at a purchase price of $1.37 per share (the “Acquisition”). Pursuant to the terms of the Securities Purchase Agreement, it was contemplated that the selling stockholder would accomplish the Acquisition through an initial purchase of 5,070,423 shares of our common stock, representing up to 9.9% of the issued and outstanding shares of our common stock after giving effect to the sale of such shares (the “Initial Acquisition”), and a subsequent purchase of 3,009,189 shares of our common stock (the “Additional Acquisition”), which together with the Initial Acquisition will represent up to 14.9% of the issued and outstanding shares of our common stock after giving effect to the sale of such shares. In connection with the Acquisition, we also entered into a Registration Rights Agreement, dated June 12, 2009, with the selling stockholder (the “Registration Rights Agreement”) pursuant to which we agreed to grant the selling stockholder certain demand registration rights with respect to the shares purchased in the Acquisition.
     On September 4, 2009, in accordance with the terms of the Securities Purchase Agreement, we received an initial investment of $6.9 million from the selling stockholder for the purchase of 5,070,423 shares of our common stock, representing 9.9% of the issued and outstanding shares after giving effect to such purchase, at a purchase price of $1.37 per share. Based on discussions with applicable regulatory authorities, it is not anticipated that the Additional Acquisition will be consummated as initially contemplated by the Securities Purchase Agreement.
     We are registering for resale the shares of common stock acquired by the selling stockholder pursuant to the terms of the Securities Purchase Agreement as required under the Registration Rights Agreement. Pursuant to applicable SEC rules and regulations, the selling stockholder is deemed to be an underwriter with respect to the shares of common stock that may be offered and sold hereunder from time to time. The following table sets forth information, as of May 17, 2010, with respect to the selling stockholder, shares of common stock beneficially owned by the selling stockholder that the selling stockholder proposes to offer pursuant to this prospectus and shares of common stock that the selling stockholder will beneficially own after completion of the sale of the shares pursuant to this prospectus. In accordance with the rules of the SEC, the selling stockholder’s beneficial ownership includes:
•	all shares the selling stockholder actually owns beneficially or of record;

•	all shares over which the selling stockholder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the selling stockholder has the right to acquire within 60 days (such as upon exercise of options that are currently vested or that are scheduled to vest within 60 days).
     Except for the ownership of its shares, the selling stockholder does not have, and has had not within the past three years, any position, office or other material relationship with us or any of our affiliates. In connection with the selling stockholder’s acquisition of shares of our common stock pursuant to the Securities Purchase Agreement, the selling stockholder and certain of its affiliated entities (the “Leading Group”) delivered a passivity commitment to the Board of Governors of the Federal Reserve System pursuant to which the Leading Group agreed that they will not, without prior written approval, directly or indirectly:
•	exercise or attempt to exercise a controlling influence over the management or policies of Hanmi or any of its subsidiaries, including Hanmi Bank;

•	seek or accept representation on the board of directors of Hanmi or any of its subsidiaries;

•	have or seek to have any employee or representative of the Leading Group serve as an officer, agent, or employee of Hanmi or any of its subsidiaries;

•	take any action that would cause Hanmi or any of its subsidiaries to become a subsidiary of any member of the Leading Group;

•	own, control, or hold with power to vote securities that, when aggregated with securities owned, controlled, or held with the power to vote by that the officers, directors, partners, and significant shareholders of the Leading Group collectively (the “Leading Insiders” and each, individually, an “Leading Insider”) or any members of any Leading Insider’s immediate family (as defined in 12 CFR 225.41(b)(2)), represent 9.9% or more of any class of voting securities, or otherwise acquire control of Hanmi or any of its subsidiaries;

•	own or control equity interests that would cause the combined voting and nonvoting equity interests of the Leading Group, the Leading Insiders, and any members of any Leading Insider’s immediate family to equal or exceed 9.9% of the total equity capital of Hanmi or any of its subsidiaries;

•	propose a director or slate of directors for Hanmi or any of its subsidiaries;

•	enter into any agreement with Hanmi or any of its subsidiaries that substantially limits the discretion of Hanmi’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

•	solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of Hanmi or any of its subsidiaries;

•	dispose or threaten to dispose (explicitly or implicitly) of equity interests of Hanmi or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by Hanmi or any of its subsidiaries; or

•	enter into any other banking or nonbanking transactions with Hanmi or any of its subsidiaries, except the Leading Group, Leading Insiders, and members of any Leading Insider’s immediate family, may establish and maintain deposit accounts with Hanmi, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Hanmi.
     We do not know if the selling stockholder actually will offer to sell shares pursuant to this prospectus, or the number of shares that it may determine offer. The selling stockholder may offer all, some or none of the shares of common stock indicated below. Because the selling stockholder may offer all or some portion of the shares, we have assumed below that all shares offered hereby will have been sold by the selling stockholder upon termination of sales pursuant to the registration statement of which this prospectus is a part.
     Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in one or more prospectus supplements or post-effective amendments, as may be appropriate.

Number of
	Shares of Common Stock			Shares of	Shares of Common Stock
	Beneficially Owned as of			Common Stock	Beneficially Owned After
	March 15, 2010			Being Registered	Resale
Selling Stockholder	Number	Percentage		Hereby	Number	Percentage
Leading Investment & Securities Co., Ltd.	5,070,423	9.9	%(1)	5,070,423	—	—

(1)	Based on 51,182,390 shares of common stock issued and outstanding as of May 17, 2010.

PLAN OF DISTRIBUTION
     The selling stockholder may, from time to time, sell its shares of common stock on The NASDAQ Global Select Market or in privately negotiated transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale.
     The selling stockholder may sell the shares of common stock by one or more of the following methods:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades, as referenced above, in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	private sales or private transactions; or

•	a combination of any of these methods of sale or any other legally available means, whether or not described in this prospectus.
     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.
     In connection with sales of the shares of common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions only to the extent permitted by the Securities Act and any applicable securities laws of any state of the United States. These broker-dealers may in turn engage in short sales of the shares of common stock and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that may in turn sell such securities. The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholder may also transfer and donate shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be selling stockholders for the purposes of this prospectus.
     The selling stockholder may decide not to sell all or a portion of the common stock offered by it pursuant to this prospectus. In addition, the selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.
     We will not receive any proceeds from sales of any shares of common stock by the selling stockholder.

     The selling stockholder and any other persons participating in the distribution of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.
     The selling stockholder is responsible for all costs and expenses incurred by them in connection with the sales of the shares of common stock, including any underwriting, brokerage or transactions fees as well as all legal fees of counsel retained by the selling stockholder with respect to the registration and sale of the shares.
LEGAL MATTERS
     The validity of our common stock offered hereby will be passed upon for us by Hunton & Williams LLP.
EXPERTS
     The consolidated financial statements of Hanmi Financial Corporation and subsidiaries (the Company) as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements contains an explanatory paragraph stating the conditions that raise substantial doubt about Hanmi Financial Corporation’s ability to continue as a going concern. KPMG LLP’s report on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses an opinion that Hanmi Financial Corporation did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2009, management has identified a material weakness in internal control related to the Company’s policies and procedures for the monitoring and timely evaluation of and revision to management’s approach for assessing credit risk inherent in the Company’s loan portfolio to reflect changes in the economic environment. Specifically, neither the internal loan review grading process control nor the information and communication control that are designed to prompt senior management’s review over the adequacy of the loan loss reserve factors were operating effectively.